UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     December 11, 2009

First Bancorp
(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-15572	56-1421916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

341 North Main Street Troy, North Carolina 27371
(Address of Principal Executive Offices) (Zip Code)

(910) 576-6171
(Registrant’s Telephone Number, including area code)

Not Applicable
(Former Name or Address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

  FIRST BANCORP

  Index

Page

Item 5.02. – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements Of Certain Officers	3

Signatures	4

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The Compensation Committee of the board of directors of the Registrant recently undertook a review of executive compensation and on December 11, 2009 made a grant of shares of long-term restricted common stock to certain of its senior executives pursuant to the Registrant’s 2007 Equity Plan.  In determining the amount of the grants, the Compensation Committee reviewed peer information prepared by an independent consultant and concluded that the amount of the stock grants provided each executive with total compensation in the 50%-75% percentile of the peer average.  The grants were made in shares of restricted stock in recognition that the Registrant’s senior executives are not eligible to receive cash bonuses as a result of rules related to the Registrant’s participation in the United States Treasury’s Troubled Asset Relief Program (TARP).

The vesting of the long-term restricted stock grants will be accordance with the minimum rules allowing such long-term equity grants for companies participating in TARP.  These rules require that the vesting of the stock be tied to repayment of the financial assistance.  For each 25% of total financial assistance repaid, 25% of the total long-term restricted stock may become transferrable.  Furthermore, the awards must be subject to a substantial risk of forfeiture (employee must provide substantial services) for two years from the date of grant, other than due to the employee’s death or disability, or a change of control prior to the second anniversary of the grant date.

The amount of long-term restricted shares of common stock granted to senior executives was:  Jerry L. Ocheltree – 12,794 shares, Anna G. Hollers – 5,805 shares, Teresa C. Nixon – 5,610 shares, and Eric P. Credle – 5,058 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           December 16, 2009

FIRST BANCORP

By:	/s/ Jerry L. Ocheltree
	Name:	Jerry L. Ocheltree
	Title:	President & Chief Executive Officer

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